As filed with the Securities and Exchange Commission on March 15, 2012

Registration No. 333-175934

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	3674	27-0306875
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

100 Chelmsford Street

Lowell, Massachusetts 01851

(978) 656-2500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Charles Bland

Chief Executive Officer

M/A-COM Technology Solutions Holdings, Inc.

100 Chelmsford Street

Lowell, Massachusetts 01851

(978) 656-2500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jason Day, Esq. Perkins Coie LLP 1900 Sixteenth Street, Suite 1400 Denver, CO 80202-5255 (303) 291-2300	Keith Higgins, Esq. Marko S. Zatylny, Esq. Ropes & Gray LLP Prudential Tower, 800 Boylston Street Boston, MA 02199-3600 (617) 951-7000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☒    File No.: 333-175934

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Form S-1 Registration Statement (File No. 333-175934) is filed pursuant to
Rule 462(d) solely to add exhibits with respect to such Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	Description

1.1**	Form of Underwriting Agreement.

2.1#**	Purchase Agreement by and among Cobham Defense Electronic Systems Corporation, Lockman Electronic Holdings Limited and Kiwi Stone Acquisition Corp., dated as of March 30, 2009, as amended.

2.2#**	Agreement and Plan of Merger by and among M/A-COM Technology Solutions Inc., Optomai, Inc., Optomai Merger Sub, Inc. and the others parties named therein, dated April 7, 2011.

3.1**	Third Amended and Restated Certificate of Incorporation (currently in effect).

3.2**	Amended and Restated Bylaws (currently in effect).

3.3**	Fourth Amended and Restated Certificate of Incorporation (to be in effect following the closing of the offering).

3.4**	Second Amended and Restated Bylaws (to be in effect following the closing of the offering).

3.5**	Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation of M/A-COM Technology Solutions Holdings, Inc.

4.1**	Specimen of Common Stock Certificate.

4.2**	Second Amended and Restated Investor Rights Agreement, dated February 28, 2012.

4.3**	Form of Common Stock Purchase Warrant issued on December 21, 2010.

5.1	Opinion of Perkins Coie LLP.

10.1+**	Form of Indemnification Agreement between M/A-COM Technology Solutions Holdings, Inc. and each of its directors and executive officers.

10.2+**	M/A-COM Technology Solutions Holdings, Inc. Amended and Restated 2009 Omnibus Stock Plan.

10.3+**	Form of Incentive Stock Option Agreement under the M/A-COM Technology Solutions Holdings, Inc. 2009 Omnibus Stock Plan.

10.4+**	Form of Restricted Stock Agreement under the M/A-COM Technology Solutions Holdings, Inc. 2009 Omnibus Stock Plan.

10.5+**	M/A-COM Technology Solutions Holdings, Inc. 2012 Omnibus Incentive Plan (to be in effect following the closing of the offering).

10.8+**	M/A-COM Technology Solutions Holdings, Inc. 2012 Employee Stock Purchase Plan (to be in effect following the closing of the offering).

10.9+**	Offer of Employment Letter to Joseph Thomas, Jr., dated July 9, 2009, as amended.

10.10+**	Offer of Employment Letter to Charles Bland, dated February 8, 2011.

10.11+**	Offer of Employment Letter to Conrad Gagnon, dated May 1, 2009.

10.12+**	Offer of Employment Letter to Robert Donahue, dated July 16, 2009, as amended.

10.13+**	Offer of Employment Letter to Michael Murphy, dated September 28, 2009, as amended.

10.14+**	Management Services Agreement with GaAs Labs, LLC dated October 15, 2008, as amended.

Exhibit Number	Description

10.15**	Credit Agreement by and among M/A-COM Technology Solutions Holdings, Inc., the lenders party thereto, JPMorgan Chase Bank, N.A., Barclays Capital, RBS Citizens, N.A. and Raymond James Bank, FSB, dated as of September 30, 2011.

10.16**	Lease Agreement between Cobham Properties, Inc. and M/A-COM Technology Solutions Inc., dated September 26, 2008, as amended.

10.17**	Augmenting Lender Supplement to the Credit Agreement among M/A-COM Technology Solutions Holdings, Inc., the lenders party thereto and JPMorgan Chase Bank, N.A., dated February 24, 2012.

21.1**	Subsidiaries of the registrant.

23.1**	Consent of Deloitte & Touche LLP, independent registered public accounting firm, relating to M/A-COM Technology Solutions Holdings, Inc.

23.2**	Consent of Deloitte & Touche LLP, independent auditors, relating to M/A-COM Technology Solutions Inc. and M/ACOM Technology Solutions (Cork) Limited.

23.3	Consent of Perkins Coie LLP (contained in the opinion filed as Exhibit 5.1).

23.4**	Consent of Strategy Analytics.

23.5**	Consent of Frost & Sullivan.

24.1**	Power of Attorney (contained on page II-5 of the original filing of this registration statement).

**	Previously filed.
+	Management contract or compensatory plan.
#	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K under the Exchange Act. We hereby undertake to supplementally furnish copies of any omitted schedules to the SEC upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Massachusetts, on March 14, 2012.

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

By:	/s/ Charles Bland
Name:	Charles Bland
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Charles Bland Charles Bland	Chief Executive Officer (Principal Executive Officer) and Director	March 14, 2012

* Conrad Gagnon	Chief Financial Officer (Principal Financial and Accounting Officer)	March 14, 2012

* John Ocampo	Chairman of the Board	March 14, 2012

* Peter Chung	Director	March 14, 2012

* Gil Van Lunsen	Director	March 14, 2012

/s/ Susan Ocampo Susan Ocampo	Director	March 14, 2012

*By:	/s/ Charles Bland
Charles Bland
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

1.1**	Form of Underwriting Agreement.

2.1#**	Purchase Agreement by and among Cobham Defense Electronic Systems Corporation, Lockman Electronic Holdings Limited and Kiwi Stone Acquisition Corp., dated as of March 30, 2009, as amended.

2.2#**	Agreement and Plan of Merger by and among M/A-COM Technology Solutions Inc., Optomai, Inc., Optomai Merger Sub, Inc. and the others parties named therein, dated April 7, 2011.

3.1**	Third Amended and Restated Certificate of Incorporation (currently in effect).

3.2**	Amended and Restated Bylaws (currently in effect).

3.3**	Fourth Amended and Restated Certificate of Incorporation (to be in effect following the closing of the offering).

3.4**	Second Amended and Restated Bylaws (to be in effect following the closing of the offering).

3.5**	Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation of M/A-COM Technology Solutions Holdings, Inc.

4.1**	Specimen of Common Stock Certificate.

4.2**	Second Amended and Restated Investor Rights Agreement, dated February 28, 2012.

4.3**	Form of Common Stock Purchase Warrant issued on December 21, 2010.

5.1	Opinion of Perkins Coie LLP.

10.1+**	Form of Indemnification Agreement between M/A-COM Technology Solutions Holdings, Inc. and each of its directors and executive officers.

10.2+**	M/A-COM Technology Solutions Holdings, Inc. Amended and Restated 2009 Omnibus Stock Plan.

10.3+**	Form of Incentive Stock Option Agreement under the M/A-COM Technology Solutions Holdings, Inc. 2009 Omnibus Stock Plan.

10.4+**	Form of Restricted Stock Agreement under the M/A-COM Technology Solutions Holdings, Inc. 2009 Omnibus Stock Plan.

10.5+**	M/A-COM Technology Solutions Holdings, Inc. 2012 Omnibus Incentive Plan (to be in effect following the closing of the offering).

10.8+**	M/A-COM Technology Solutions Holdings, Inc. 2012 Employee Stock Purchase Plan (to be in effect following the closing of the offering).

10.9+**	Offer of Employment Letter to Joseph Thomas, Jr., dated July 9, 2009, as amended.

10.10+**	Offer of Employment Letter to Charles Bland, dated February 8, 2011.

10.11+**	Offer of Employment Letter to Conrad Gagnon, dated May 1, 2009.

10.12+**	Offer of Employment Letter to Robert Donahue, dated July 16, 2009, as amended.

10.13+**	Offer of Employment Letter to Michael Murphy, dated September 28, 2009, as amended.

10.14+**	Management Services Agreement with GaAs Labs, LLC dated October 15, 2008, as amended.

10.15**	Credit Agreement by and among M/A-COM Technology Solutions Holdings, Inc., the lenders party thereto, JPMorgan Chase Bank, N.A., Barclays Capital, RBS Citizens, N.A. and Raymond James Bank, FSB, dated as of September 30, 2011.

Exhibit Number	Description

10.16**	Lease Agreement between Cobham Properties, Inc. and M/A-COM Technology Solutions Inc., dated September 26, 2008, as amended.

10.17**	Augmenting Lender Supplement to the Credit Agreement among M/A-COM Technology Solutions Holdings, Inc., the lenders party thereto and JPMorgan Chase Bank, N.A., dated February 24, 2012.

21.1 **	Subsidiaries of the registrant.

23.1 **	Consent of Deloitte & Touche LLP, independent registered public accounting firm, relating to M/A-COM Technology Solutions Holdings, Inc.

23.2 **	Consent of Deloitte & Touche LLP, independent auditors, relating to M/A-COM Technology Solutions Inc. and M/ACOM Technology Solutions (Cork) Limited.

23.3	Consent of Perkins Coie LLP (contained in the opinion filed as Exhibit 5.1).

23.4 **	Consent of Strategy Analytics.

23.5 **	Consent of Frost & Sullivan.

24.1 **	Power of Attorney (contained on page II-5 of the original filing of this registration statement).

**	Previously filed.
+	Management contract or compensatory plan.
#	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K under the Exchange Act. We hereby undertake to supplementally furnish copies of any omitted schedules to the SEC upon request by the SEC.